Exhibit 10.3

Agreement

Party A: Tianjin Zhongjin Biological Development Co. Ltd.

Party B: Tianjin Zhongjin Pharmaceutical Stock Co. Ltd.

Whereas, Party B is using Party A’s capital, the two parties reach the following agreement after consultation:

1. Party B agrees to use a maximum of 7 million yuan of Party A’s capital remuneratively.

2. Party A agrees to collect an amount of 6% of capital actual used by Party B annually as usage fee.

3. The term of such remunerative use of Party A’s capital by Party B starts from Jan. 1st, 2006 to Dec. 31st, 2006.

4. This agreement may be renewed upon agreement of the two parties.

5. In case any one party breaches the agreement, the violating party shall pay a penalty interest of 0.5%/day to the other party.

6. This agreement has two copies, effective upon signatures of the two parties, with the same legal effectiveness.

Party A________	Party B___________

Date____________	Date_____________